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                                                            Exhibit (a)(1)(CCCC)

                           Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $5.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 14, 2003,
                         UNLESS THE OFFER IS EXTENDED.

                                                                 January 8, 2003

To Our Clients:

    Enclosed for your consideration is a Supplement, dated January 8, 2003 (the 'Second Supplement'), to the Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase') as amended and supplemented by the Supplement to the Offer to Purchase, dated December 23, 2002 (the 'First Supplement'), and the related revised (green) Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer') in connection with the offer by Omnicare, Inc., a Delaware corporation ('Omnicare'), through NCS Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly-owned subsidiary of Omnicare, to purchase for cash all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock') and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The revised Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

    1. The tender price is $5.50 per Share, net to you in cash, without interest and less required withholding taxes. As of January 7, 2003, there were 25,628,392 Shares outstanding on a fully diluted basis (including 'in-the-money' options to acquire Shares ('Options') and excluding Shares owned by Omnicare and its affiliates). Pursuant to an order of the Court of Chancery of the State of Delaware (the 'Chancery Court') dated
       January 6, 2003, and the letter agreement (the 'Letter Agreement') among Omnicare, Purchaser and the Company, dated January 5, 2003, upon acceptance by the Purchaser of Shares tendered in the Offer, you will receive $5.149 per Share in cash, without interest and less required withholding taxes, and Omnicare and Purchaser will deposit the remaining $0.351 of the offer price per Share in cash into an escrow account pending a further order of the Chancery Court with respect to an application by the Stockholder-Plaintiffs (as defined in the Second Supplement) for attorneys' fees and expenses in connection with the Stockholder-Plaintiffs' action against the Company and its directors. Any amount remaining in the escrow account (plus any interest on the amount in the escrow account) following the Chancery Court's further order and any appeal therefrom will be




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       distributed to holders of Shares (including Options) and Omnicare as described in the Second Supplement. See Section 1 ('Amended Terms of the Offer; Expiration Date') of the Second Supplement.

    2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, January 14, 2003, unless the Offer is extended.

    3. The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Second Supplement) that number of Shares representing, together with the Shares owned by Omnicare, at least a majority of the total voting power of all of the outstanding securities of the Company entitled to vote generally in the election of directors or in a merger (calculated on a fully diluted basis after consummation of the Offer). The Offer is not conditioned on obtaining financing.

    4. The board of directors of the Company, by unanimous vote, (1) has approved the Merger Agreement (as defined below), the Offer and the Proposed Merger (as defined below), (2) has determined that the terms of the Offer and the Proposed Merger are advisable, fair to, and in the best interests of, the Company and the Company stockholders and
       (3) recommends that the Company stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. In addition, the board of directors of the Company, by unanimous vote of those present, has also approved the Letter Agreement.

    5. This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2002 (the 'Merger Agreement'), by and among Omnicare, Purchaser and the Company and the Letter Agreement. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser and further provides that the Purchaser will be merged with and into the Company (the 'Proposed Merger') as promptly as possible following the satisfaction or waiver of each of the conditions to the Proposed Merger set forth in the Merger Agreement. Following the Proposed Merger, the Company will continue as the surviving corporation, wholly-owned by Omnicare, and the separate corporate existence of the Purchaser will cease.

    6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the revised Letter of Transmittal.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch & Co., the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the 'Depositary') of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the 'Book-Entry Transfer Facility'), pursuant to the procedures set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase, (b) the revised (green) Letter of Transmittal, the revised (yellow) Letter of Transmittal or original (blue) Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (c) any other documents required by the revised Letter of Transmittal. Accordingly,

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payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. EXCEPT IN CONNECTION WITH THE ESCROW ACCOUNT, AS DESCRIBED IN THE SECOND SUPPLEMENT, UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                                       OF
                              NCS HEALTHCARE, INC.

    The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated August 8, 2002, the Supplement to the Offer to Purchase, dated December 23, 2002, the enclosed Second Supplement to the Offer to Purchase, dated January 8, 2003, and the related revised (green) Letter of Transmittal, in connection with the offer by Omnicare through Purchaser to purchase all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc., a Delaware corporation.

    This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                  Shares*
-----------------------------------------         ---------------------------------------
Number of Shares of Class A Common Stock                      Signature(s)
                Tendered

                                  Shares*
-----------------------------------------         ---------------------------------------
Number of Shares of Class B Common Stock              Please type or print name(s)
                Tendered

                                                  ---------------------------------------
                                                      Please type or print address

                                                  ---------------------------------------
                                                     Area Code and Telephone Number

                  Dated
-----------------------------------------         ---------------------------------------
                                                       Taxpayer Identification or
                                                         Social Security Number

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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